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Exhibit 99

NEWS RELEASE For Immediate Release	For more information: Mary Ryan 630/734-2383

Aftermarket Technology Corp. Shareholders Agree
to Sell 4.5 Million Shares Of Common Stock

        WESTMONT, Ill., July 30, 2002—Aftermarket Technology Corp. (Nasdaq: ATAC), announced today that some of its current shareholders have agreed to sell 4,500,000 shares of the Company's common stock to Morgan Stanley & Co. Incorporated.

        The shares will be resold at a public offering price initially of $19.00 per share. The sale is being made pursuant to ATC's existing shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.

        While the Company will receive no proceeds from the sale of the shares, the Company will receive approximately $3 million in cash from selling stockholders upon the exercise of options and warrants sold under the shelf registration.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036 (212-761-8570).

        ATC is headquartered in Westmont, Illinois. The Company's operations include drivetrain remanufacturing, third party logistics, electronics remanufacturing and reverse logistics services.

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The preceding paragraphs contain statements that are not related to historical results and are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and other filings made by the Company with the Securities and Exchange Commission.

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  Exhibit 99